Exhibit 99.1
New Fortress Energy Signs Contract to Supply Natural Gas to San Juan Power Plant
March 5, 2019

NEW YORK -- New Fortress Energy LLC (NASDAQ: NFE) (“New Fortress”) announced today that its Puerto Rico subsidiary, NFEnergía LLC (“NFEnergía”), has entered into a contract with the Puerto Rico Electric Power Authority (“PREPA”) for the supply of natural gas and conversion of Units 5 and 6 of the San Juan Combined Cycle Power Plant. The initial term of the contract is five years, with options for PREPA to extend for three additional five-year periods.

PREPA estimates that the conversion of these units from diesel to natural gas will generate an estimated $750 million in fuel cost savings over five years for PREPA and significantly reduce emissions.

“This is a very pivotal transaction for PREPA and Puerto Rico,” said Wes Edens, Founder and CEO of New Fortress. “The conversion of San Juan Units 5 & 6 to natural gas will save hundreds of millions of dollars and accelerate the modernization of critical power infrastructure. Natural gas power is cleaner, cheaper and is the perfect complement to renewable energy. New Fortress is proud to invest in the security and sustainability of Puerto Rico’s clean and renewable energy future.”

After multiple conversion attempts over the past ten years, PREPA launched a competitive request for proposal (RFP) bid process (RFP #81412) in July 2018 for the supply of fuel and the conversion of San Juan Power Plant’s Units 5 and 6. NFEnergía’s bid was selected based on fourteen grading criteria, which included experience and capacity, approach and methodology, and price.

“For the first time, this infrastructure project will successfully bring natural gas to the north of Puerto Rico, achieving one of the strategic objectives of the Island’s energy sector. It also provides substantial savings to our customers and reduces carbon dioxide (CO2 emissions), which impact the environment and climate change”, said José Ortiz Vázquez, PREPA Chief Executive Officer.The contract has been approved by the Puerto Rico Energy Bureau and the Financial Oversight and Management Board for Puerto Rico.

NFEnergía will supply natural gas to the power plant from its micro fuel handling facility in the Port of San Juan, which has been under development for more than a year. The facility is being constructed with multiple truck loading bays to provide liquefied natural gas to on-island industrial customers and microgrids.

The conversion of San Juan Units 5 and 6 and the development of the micro fuel handling facility are anticipated to be complete by mid- 2019.

About New Fortress Energy LLC

New Fortress Energy (NASDAQ: NFE) is a global energy infrastructure company founded to help accelerate the world’s transition to clean energy. The company funds, builds and operates natural gas infrastructure and logistics to rapidly deliver fully integrated, turnkey energy solutions that enable economic growth, enhance environmental stewardship and transform local industries and communities. New Fortress Energy is majority-owned by a fund managed by an affiliate of Fortress Investment Group.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements” including the estimate that the conversion will generate $750 million in fuel cost savings over five years for PREPA, the expectation that the development of the micro fuel handling facility and the conversion of San Juan Units 5 & 6 will be complete by mid-2019, the expectation that the conversion will significantly reduce emissions including CO2, NFE’s plans for its Puerto Rico operations, including providing liquefied natural gas to on-island industrial consumers and microgrids, and other statements regarding NFE’s operations, goals and strategy. You can identify these forward-looking statements by the use of forward-looking words such as “expects,” “may,” “will,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” or the negative version of those words or other comparable words. These forward-looking statements represent the Company’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the difficulty of predicting the timing or outcome of any project in development (including the conversion of San Juan Units 5 & 6 and the construction of NFE’s micro fuel handling facility), difficulties or delays of any project in development, the availability and pricing of third party contractors, services and materials for use in the conversion and the micro fuel handling facility, the market price for natural gas and for diesel, the dispatch rate of Units 5 and 6, the heat rate efficiency of Units 5 and 6, and the capacity of Units 5 and 6 (each on natural gas relative to diesel). Accordingly, readers should not place undue reliance on forward-looking statements as a prediction of actual results.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the prospectus included in the registration statement filed with the SEC in connection with the Company’s initial public offering, which could cause its actual results to differ materially from those contained in any forward-looking statement.

Contact:
Jake Suski
+1 (516) 268-7433
press@newfortressenergy.com